Exhibit 10.2


22 September 2003

To:  Board of Directors, Nathaniel Energy Corporation

From:  Stan Abrams

Gentlemen,

I agree to accept a reduction to $125,000 per year from the presently accrued salary of $250,000 due me under my employment agreement with the corporation. I further agree to accept any accrued salary amounts in either cash or stock at one dollar ($1.00) per share.


Sincerely,

/s/  Stan Abrams


Stan Abrams